Exhibit 99.1

Investor / Media contact:
Traci Bolte
513.397.1195
traci.bolte@cinbell.com

Cincinnati Bell Delivers First Quarter Revenue and Earnings Growth
Increased revenue and profits from Wireless and Technology Solutions provides solid start for 2007

CINCINNATI - May 8, 2007 - Cincinnati Bell Inc. (NYSE:CBB) today announced results for the first quarter of 2007 including revenue of $315 million; operating income of $78 million; and net income of $23 million, or 8 cents per diluted share. Net income excluding special items1, which is detailed in the attached financial information, was $23 million or 8 cents per diluted share, up $2 million or 7 percent from the first quarter of 2006 also excluding special items. Adjusted earnings before interest, taxes, depreciation and amortization2 (EBITDA) equaled $117 million, up $5 million, or 4 percent from the first quarter of 2006.
“Cincinnati Bell’s continued strong performance demonstrates that customers recognize our ability to provide them with superior value, reliable networks and outstanding service,” said Jack Cassidy, president and chief executive officer of Cincinnati Bell Inc. “By maintaining a sharp focus on the fundamental metrics of our business, we were able to report improved results in the face of continued intense local competition.”

First Quarter Highlights
•
Revenue totaled $315 million in the first quarter, up 6 percent from a year ago. Increased contributions from Technology Solutions, Wireless and data services more than offset a year-over-year decline in local voice revenue. Similarly, adjusted EBITDA equaled $117 million, up $5 million, or 4 percent from the first quarter of 2006 due to improved profitability in the Wireless and Technology Solutions operations.

•	Wireless service revenue increased $7 million or 12 percent from a year ago and the wireless EBITDA margin improved 6 points to 24 percent.
•
Both revenue and adjusted EBITDA in the Technology Solutions segment increased by more than 20 percent year-over-year, while utilization of billable data center capacity increased to 95 percent from 91 percent at the end of the fourth quarter.

•
Net DSL activations were 9,000 in the quarter, up 13 percent from a year ago which pushed the DSL subscriber base past 200,000. DSL penetration of in-territory consumer primary access lines reached 36 percent, up 8 percentage points.

•
Cincinnati Bell continued to grow its “Super Bundle” customer base and added 6,000 net subscribers in the first quarter and increased penetration of Cincinnati Bell households in the traditional operating area to 34 percent. Quarterly revenue per household was $89, a year-over-year increase of 10 percent.

•
First quarter free cash flow[3] was $22 million, down $7 million from the prior year due primarily to previously announced construction of additional data center capacity. Total debt at the end of the quarter was $2 billion.

1

“We are pleased with the progress represented by our first quarter performance,” said Brian Ross, chief financial officer of Cincinnati Bell. “In addition to the strong revenue, EBITDA, and key metrics improvements, we continued to use our strong cash flow to reduce net debt4, which we pushed below $2 billion in the quarter. Achieving this milestone demonstrates our continued commitment to our de-lever, defend and grow strategy.”

Local Segment
The Local segment produced quarterly revenue of $187 million, up $1 million or 1 percent from the first quarter of 2006. Increased revenue from data services and expansion markets more than offset lower in-territory voice revenue. Operating income was $66 million, down $4 million from a year ago, as data revenue and operating cost eficiencies partially offset the impact of lower in-territory consumer access lines and restructuring charges of $2 million. Adjusted EBITDA, which excludes the restructuring charges, totaled $94 million, $2 million less than a year ago.
Growth in expansion market access lines continued and partially offset the loss of in-territory consumer access lines. Year-over-year total access line loss in the first quarter was 4.9 percent.

2

Wireless Services
Quarterly revenue from the Wireless segment increased $7 million to $69 million driven by year-over-year improvement in service revenue. Operating income was $8 million, up $4 million from last year, primarily due to a 12 percent increase in service revenue. Adjusted EBITDA was $17 million, up $5 million compared to the first quarter of 2006 while adjusted EBITDA margin expanded to 24 percent, up 6 points from a year ago.
In the first quarter, postpaid net activations were 10,000 compared to 13,000 in the first quarter of 2006, as postpaid churn remained flat at 1.4 percent. Quarterly postpaid average revenue per user (ARPU) totaled $44.75, which included an 8 percent increase in data ARPU compared to a year ago. In addition, prepaid net activations were 13,000 and prepaid ARPU of $22.42 increased 10 percent year-over-year.

Technology Solutions
The Technology Solutions segment produced revenue of $49 million, an increase of 25 percent from first quarter 2006. Contributing to the year-over-year revenue growth were increases of 22 percent in telecom and IT equipment revenue and 36 percent in data center and managed services revenue. Operating income totaled $3 million. Adjusted EBITDA was $4 million, up 23 percent from the first quarter of 2006 and reflected higher volumes of telecom and IT equipment sales as well as increased revenue from data center and managed services.
Utilization of existing billable data center capacity increased sequentially to 95 percent as demand for data center and managed services remained strong. Billable capacity in the quarter remained constant at 91,000 square feet. In the first quarter of 2007, the Technology Solutions segment invested $12 million of capital in the construction of future data center capacity.

3

Other Communications Services
Quarterly revenue from the Other segment, which includes long distance, security monitoring and payphone operations, increased from the prior year by 4 percent due largely to increased revenue from products for the enterprise market. Operating income was $6 million. Adjusted EBITDA of $7 million in the quarter was unchanged compared to the first quarter of 2006.

2007 Guidance
Cincinnati Bell confirms its 2007 guidance:

Category	2007 Guidance
Revenue	Approximately $1.3 billion
Adjusted EBITDA[2]	Approximately $465 million
Capital Expenditures	Approximately 19% of revenue
Free Cash Flow[3]	Approximately $50 million

Conference Call/Webcast
Cincinnati Bell will host a conference call today at 10:00 a.m. (ET) to discuss its results for the first quarter of 2007. A live webcast of the call will be available via the Investor Relations section of www.cincinnatibell.com. The conference call dial-in number is 866.278.7926. International callers may dial 904.596.2360. A taped replay call will be available one hour after the conclusion of the teleconference until 5:00 p.m. (ET) on May 22, 2007. For U.S. callers, the replay will be available at 888.284.7564. For international callers, the replay will be available at 904.596.3174. The replay reference number is 211945. An archived version of the webcast will also be available in the Investor Relations section of www.cincinnatibell.com.

Safe Harbor Note
Certain of the statements and predictions contained in this release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act. In particular, statements, projections or estimates that include or reference the words “believes,” “anticipates,” “plans,” “intends,” “expects,” “will,” or any similar expression fall within the safe harbor for forward-looking statements contained in the Reform Act. Actual results or outcomes may differ materially from those indicated or suggested by any such forward-looking statement for a variety of reasons, including, but not limited to: Cincinnati Bell’s ability to maintain its market position in communications services, including wireless, wireline and internet services; general economic trends affecting the purchase or supply of telecommunication services; world and national events that may affect the ability to provide services; changes in the regulatory environment; any rulings, orders or decrees that may be issued by any court or arbitrator; restrictions imposed under various credit facilities and debt instruments; work stoppages caused by labor disputes;  and Cincinnati Bell’s ability to develop and launch new products and services. More information on potential risks and uncertainties is available in recent filings with the Securities and Exchange Commission, including Cincinnati Bell’s Form 10-K report, Form 10-Q reports and Form 8-K reports. The forward-looking statements included in this release represent company estimates as of May 8, 2007. Cincinnati Bell anticipates that subsequent events and developments will cause its estimates to change.

4

Use of Non-GAAP Financial Measures
This press release contains information about net income excluding special items, free cash flow, net debt and adjusted earnings before interest, taxes, depreciation and amortization (adjusted EBITDA). These are non-GAAP financial measures used by Cincinnati Bell management when evaluating results of operations and cash flow. Management believes these measures also provide users of the financial statements with additional and useful comparisons of current results of operations and cash flows with past and future periods. Non-GAAP financial measures should not be construed as being more important than comparable GAAP measures. Detailed reconciliations of net income excluding special items, free cash flow, net debt and adjusted EBITDA to comparable GAAP financial measures have been included in the tables distributed with this release and are available in the Investor Relations section of www.cincinnatibell.com.

1Net income excluding special items provides a useful measure of operating performance. The amounts of the special items are detailed and reconciled to GAAP net income in the accompanying financial statements and in the Investor Relations section of the company’s Web site, www.cincinnatibell.com.

2Adjusted EBITDA provides a useful measure of operational performance. The company defines adjusted EBITDA as GAAP Operating Income plus depreciation, amortization, restructuring charges, asset impairments and other special items. Adjusted EBITDA should not be considered as an alternative to comparable GAAP measures of profitability and may not be comparable with adjusted EBITDA as defined by other companies.

3 Free cash flow provides a useful measure of operational performance, liquidity and financial health. The company defines free cash flow as SFAS 95 cash provided by (used in) operating, financing and investing activities, adjusted for the issuance and repayment of debt and for the proceeds from the sale or the use of funds from the purchase of business operations. Free cash flow should not be considered as an alternative to net income (loss), operating income (loss), cash flow from operating activities, or the change in cash on the balance sheet and may not be comparable with free cash flow as defined by other companies. Although the company feels that there is no comparable GAAP measure for free cash flow, the attached financial information reconciles free cash flow to the net increase (decrease) in cash and cash equivalents.

5

4 Net debt provides a useful measure of liquidity and financial health. The company defines net debt as the sum of the face amount of short-term and long-term debt and unamortized premium and/or discount, offset by cash and cash equivalents.

About Cincinnati Bell Inc.
Cincinnati Bell Inc. (NYSE:CBB) is parent to one of the nation’s most-respected and best-performing local exchange and wireless providers with a legacy of unparalleled customer service excellence. With headquarters in Cincinnati, Ohio, Cincinnati Bell provides a wide range of telecommunications products and services to residential and business customers in Ohio, Kentucky and Indiana. For more information, visit www.cincinnatibell.com.

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6

Cincinnati Bell Inc.
Consolidated Statements of Income
(Unaudited)

(dollars in millions, except per share amounts)
	Three Months Ended March 31,
	2007	2006	% Change
Revenue	$315.3	$298.2	6%

Costs and expenses
Cost of services and products	133.1	128.0	4%
Selling, general and administrative	65.5	58.3	12%
Depreciation and amortization	36.3	34.4	6%
Shareholder claim settlement	-	6.3	n/m
Restructuring charges	2.5	0.1	n/m

Operating income	77.9	71.1	10%

Minority interest expense	-	0.4	n/m
Interest expense	40.1	39.6	1%
Other income, net	(2.0)	(0.1)	n/m

Income before income taxes	39.8	31.2	28%
Income tax expense	17.2	17.1	1%

Net income	22.6	14.1	60%

Preferred stock dividends	2.6	2.6	0%

Net income applicable to common shareowners	$20.0	$11.5	74%

Basic and diluted earnings per common share	$0.08	$0.05

Weighted average common shares outstanding (millions)
- Basic	247.1	246.6
- Diluted	255.0	251.2

Cincinnati Bell Inc.
Segment Information
(Unaudited)

(dollars in millions)
	Three Months Ended March 31,
	2007	2006	% Change
Local
Revenue
Voice	$115.0	$121.0	(5%)
Data	62.5	56.6	10%
Other	9.8	8.7	13%

Total revenue	187.3	186.3	1%

Operating costs and expenses
Cost of services and products	58.1	58.7	(1%)
Selling, general and administrative	35.7	32.5	10%
Depreciation	25.1	25.6	(2%)
Restructuring charges	2.4	-	n/m

Total operating costs and expenses	121.3	116.8	4%

Operating income	$66.0	$69.5	(5%)

Wireless
Revenue
Service	$62.2	$55.3	12%
Equipment	6.3	6.5	(3%)

Total revenue	68.5	61.8	11%

Operating costs and expenses
Cost of services and products	34.7	36.2	(4%)
Selling, general and administrative	17.1	14.3	20%
Depreciation and amortization	9.2	7.5	23%

Total operating costs and expenses	61.0	58.0	5%

Operating income	$7.5	$3.8	97%

Technology Solutions
Revenue
Telecom and IT equipment distribution	$32.4	$26.5	22%
Data center and managed services	14.4	10.6	36%
Professional services	1.7	1.7	0%

Total revenue	48.5	38.8	25%

Operating costs and expenses
Cost of services and products	37.9	30.5	24%
Selling, general and administrative	6.8	5.2	31%
Depreciation and amortization	1.3	0.8	63%

Total operating costs and expenses	46.0	36.5	26%

Operating income	$2.5	$2.3	9%

Other
Revenue	$20.4	$19.7	4%

Operating costs and expenses
Cost of services and products	9.8	9.1	8%
Selling, general and administrative	3.7	3.5	6%
Depreciation	0.7	0.5	40%

Total operating costs and expenses	14.2	13.1	8%

Operating income	$6.2	$6.6	(6%)

Broadband
Revenue	$-	$-	n/m

Costs and expenses
Selling, general and administrative	(0.4)	0.4	n/m
Restructuring charges	0.1	0.1	0%

Total costs and expenses	(0.3)	0.5	n/m

Operating income (loss)	$0.3	$(0.5)	n/m

Cincinnati Bell Inc.
Segment Information
(Unaudited)

(dollars in millions)
	Three Months Ended March 31,
	2007	2006	% Change
Revenue
Local	$187.3	$186.3	1%
Wireless	68.5	61.8	11%
Technology Solutions	48.5	38.8	25%
Other	20.4	19.7	4%
Broadband	-	-	n/m
Corporate and eliminations	(9.4)	(8.4)	12%

Total revenue	$315.3	$298.2	6%

Cost of Services and Products
Local	$58.1	$58.7	(1%)
Wireless	34.7	36.2	(4%)
Technology Solutions	37.9	30.5	24%
Other	9.8	9.1	8%
Broadband	-	-	n/m
Corporate and eliminations	(7.4)	(6.5)	14%

Total cost of services and products	$133.1	$128.0	4%

Selling, General & Administrative
Local	$35.7	$32.5	10%
Wireless	17.1	14.3	20%
Technology Solutions	6.8	5.2	31%
Other	3.7	3.5	6%
Broadband	(0.4)	0.4	n/m
Corporate and eliminations	2.6	2.4	8%

Total selling, general & administrative	$65.5	$58.3	12%

Depreciation and Amortization
Local	$25.1	$25.6	(2%)
Wireless	9.2	7.5	23%
Technology Solutions	1.3	0.8	63%
Other	0.7	0.5	40%
Broadband	-	-	n/m
Corporate and eliminations	-	-	n/m

Total depreciation and amortization	$36.3	$34.4	6%

Restructuring Charges and Shareholder Claim Settlement
Local	$2.4	$-	n/m
Wireless	-	-	n/m
Technology Solutions	-	-	n/m
Other	-	-	n/m
Broadband	0.1	0.1	0%
Corporate and eliminations	-	6.3	n/m

Total restructuring charges and shareholder claim settlement	$2.5	$6.4	(61%)

Operating Income
Local	$66.0	$69.5	(5%)
Wireless	7.5	3.8	97%
Technology Solutions	2.5	2.3	9%
Other	6.2	6.6	(6%)
Broadband	0.3	(0.5)	n/m
Corporate and eliminations	(4.6)	(10.6)	(57%)

Total operating income	$77.9	$71.1	10%

Cincinnati Bell Inc.
Segment Metric Information
(Unaudited)
	March 31, 2007	December 31, 2006
(in thousands)

Local access lines	875.9	887.1
DSL subscribers	207.6	198.3
Custom Connections (Super Bundle) subscribers	180.1	173.2

Postpaid wireless subscribers	375.8	365.8
Prepaid wireless subscribers	174.8	162.3

Total wireless subscribers	550.6	528.1

Consumer long distance lines	393.8	394.8
Business long distance lines	160.5	157.5

Total long distance lines	554.3	552.3

Data Center and Managed Services
Raised Floor (in square feet)	91,000	91,000
Utilization rate	95%	91%

Cincinnati Bell Telephone
Local Access Line Detail
(Unaudited)

	2005				2006				2007
(in thousands)	1Q	2Q	3Q	4Q	1Q	2Q	3Q	4Q	1Q
Local Access Lines

In-Territory:
Primary Residential	584.2	573.0	563.9	555.7	547.4	536.7	522.5	510.5	499.1
Secondary Residential	48.9	47.1	45.4	43.9	42.4	40.9	39.2	37.6	36.2
Business/Other	296.1	294.3	292.9	293.3	290.9	291.3	291.4	288.6	287.6
Total In-Territory	929.2	914.4	902.2	892.9	880.7	868.9	853.1	836.7	822.9

Out-of-Territory:
Primary Residential	17.7	18.4	20.5	21.5	22.8	24.8	26.8	28.1	29.4
Secondary Residential	0.8	0.9	1.0	1.0	1.1	1.1	1.2	1.2	1.2
Business/Other	12.2	12.8	13.9	15.2	16.3	17.7	19.4	21.0	22.4
Total Out-of-Territory	30.7	32.1	35.4	37.7	40.2	43.6	47.4	50.3	53.0

Total Access Lines	959.9	946.5	937.6	930.6	920.9	912.5	900.5	887.0	875.9

Cincinnati Bell Inc.
Net Debt Calculation
(Unaudited)

			Change
	March 31, 2007	December 31, 2006	$	%
(dollars in millions)
Credit facility, revolver	$-	$-	$-	0%
Credit facility, tranche B term loan	344.0	395.0	(51.0)	(13%)
Cincinnati Bell Telephone notes	230.0	230.0	-	0%
7 1/4% Senior Notes due 2013	496.9	496.9	-	0%
7 1/4% Senior Notes due 2023	50.0	50.0	-	0%
8 3/8% Senior Subordinated Notes due 2014	633.2	631.5	1.7	0%
7% Senior Notes due 2015	245.8	245.0	0.8	0%
Capital leases and other debt	29.0	24.0	5.0	21%
Net unamortized premium	0.8	0.8	-	0%

Total debt	2,029.7	2,073.2	(43.5)	(2%)

Add: Interest rate swap liability	11.0	13.5	(2.5)	(19%)
Less: Cash and cash equivalents	(45.9)	(79.4)	33.5	(42%)

Net debt (as defined by the company)	$1,994.8	$2,007.3	$(12.5)	(1%)

Credit facility availability	$245.2	$245.2	$-	0%

Cincinnati Bell Inc.
Consolidated Statements of Cash Flows
(Unaudited)

(dollars in millions)
	Three Months Ended March 31,
	2007	2006
Cash provided by operating activities	$68.3	$65.2

Capital expenditures	(42.3)	(35.6)
Acquisition of business and remaining minority interest in CBW	(4.6)	(83.2)
Other, net	(0.5)	1.4

Cash used in investing activities	(47.4)	(117.4)

Increase in corporate credit facility, net	-	60.0
Repayment of debt	(51.3)	(3.3)
Issuance of common shares - exercise of stock options	0.1	0.6
Preferred stock dividends	(2.6)	(2.6)
Other, net	(0.6)	0.8

Cash (used in) provided by financing activities	(54.4)	55.5

Net (decrease) increase in cash and cash equivalents	(33.5)	3.3
Cash and cash equivalents at beginning of period	79.4	25.7

Cash and cash equivalents at end of period	$45.9	$29.0

Reconciliation of GAAP Cash Flow to Free Cash Flow as defined by the company
Net (decrease) increase in cash and cash equivalents	$(33.5)	$3.3
Less adjustments:
Issuance of long-term debt and net change in corporate credit facility	-	(60.0)
Repayment of debt	51.3	3.3
Acquisition of business and remaining minority interest in CBW	4.6	83.2

Free cash flow (as defined by the company)	$22.4	$29.8

Income tax payments	$0.1	$0.5

Cincinnati Bell Inc.
Reconciliation of Adjusted EBITDA (Non-GAAP) to Operating Income (GAAP)
(Unaudited)

(dollars in millions)

	Three Months Ended March 31, 2007
	Local	Wireless	Technology Solutions	Other	Broadband	Corporate	Total Company

Operating Income (GAAP)	$66.0	$7.5	$2.5	$6.2	$0.3	$(4.6)	$77.9

Add:
Depreciation and amortization	25.1	9.2	1.3	0.7	-	-	36.3
Restructuring charges	2.4	-	-	-	0.1	-	2.5

EBITDA (Non-GAAP)	$93.5	$16.7	$3.8	$6.9	$0.4	$(4.6)	$116.7

	Three Months Ended March 31, 2006
	Local	Wireless	Technology Solutions	Other	Broadband	Corporate	Total Company

Operating Income (GAAP)	$69.5	$3.8	$2.3	$6.6	$(0.5)	$(10.6)	$71.1

Add:
Depreciation and amortization	25.6	7.5	0.8	0.5	-	-	34.4
Shareholder claim settlement, restructuring charges	-	-	-	-	0.1	6.3	6.4

EBITDA (Non-GAAP)	$95.1	$11.3	$3.1	$7.1	$(0.4)	$(4.3)	$111.9

Cincinnati Bell Inc.
Normalized Statements of Operations (Non-GAAP) - Reconciliation to Reported Results
(Unaudited)

(dollars in millions, except per share amounts)		Special Items
	Three Months Ended March 31, 2007 (GAAP)	Restructuring Charge	Dividend From Investment	Three Months Ended March 31, 2007 Before Special Items(Non-GAAP)
		A	B
Revenue	$315.3	$-	$-	$315.3

Costs and expenses
Cost of services and products	133.1	-	-	133.1
Selling, general and administrative	65.5	-	-	65.5
Depreciation and amortization	36.3	-	-	36.3
Restructuring charges	2.5	(2.5)	-	-
Operating income	77.9	2.5	-	80.4

Interest expense	40.1	-	-	40.1
Other income, net	(2.0)		1.9	(0.1)

Income before income taxes	39.8	2.5	(1.9)	40.4
Income tax expense	17.2	1.0	(0.8)	17.4

Net income	22.6	1.5	(1.1)	23.0

Preferred stock dividends	2.6	-	-	2.6

Net income applicable to common shareowners	$20.0	$1.5	$(1.1)	$20.4

Weighted average diluted common shares	255.0	255.0	255.0	255.0

Diluted earnings per common share	$0.08	$0.01	$(0.01)	$0.08

Normalized results have been adjusted for the following (pretax adjustments are effected at 40%):
A	The Company incurred employee separation expense primarily related to the outsourcing of certain accounting functions and the reduction in workforce of various other administrative functions.

B	One-time dividend received from cost investment.

Cincinnati Bell Inc.
Normalized Statements of Operations (Non-GAAP) - Reconciliation to Reported Results
(Unaudited)

(dollars in millions, except per share amounts)		Special Items
	Three Months Ended March 31, 2006 (GAAP)	Shareholder Claim Settlement	Income Tax Expense	Three Months Ended March 31, 2006 Before Special Items(Non-GAAP)
		A	B
Revenue	$298.2	$-	$-	$298.2

Costs and expenses
Cost of services and products	128.0	-	-	128.0
Selling, general and administrative	58.3	-	-	58.3
Depreciation and amortization	34.4	-	-	34.4
Shareholder claim settlement	6.3	(6.3)	-	-
Restructuring charges	0.1	-	-	0.1
Operating income	71.1	6.3	-	77.4

Minority interest expense	0.4	-	-	0.4
Interest expense	39.6	-	-	39.6
Other income, net	(0.1)	-	-	(0.1)

Income before income taxes	31.2	6.3	-	37.5
Income tax expense	17.1	2.5	(3.6)	16.0

Net income	14.1	3.8	3.6	21.5

Preferred stock dividends	2.6	-	-	2.6

Net income applicable to common shareowners	$11.5	$3.8	$3.6	$18.9

Weighted average diluted common shares	251.2	251.2	251.2	251.2

Diluted earnings per common share	$0.05	$0.02	$0.01	$0.08

Normalized results have been adjusted for the following (pretax adjustments are effected at 40%):

A	Reserve of $6.3 million recorded for settlement of a shareholder claim.

B	Kentucky net operating loss carry-forward write-off due to regulations issued in first quarter 2006.

Cincinnati Bell Inc.
Reconciliation of Adjusted EBITDA (Non-GAAP) Guidance to Operating Income (GAAP) Guidance
(Unaudited)

(dollars in millions)
2007
Consolidated 2007 Operating Income (GAAP) Guidance	$311

Add:
Depreciation and amortization	$151
Restructuring charges	$3

Consolidated 2007 Adjusted EBITDA Guidance	$465